Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

MFLEX EXPANDS BOARD OF DIRECTORS TO INCLUDE RECENTLY

APPOINTED CEO AND NEW INDEPENDENT DIRECTOR

The company also appoints a vice president of corporate development and chief strategy officer

Anaheim, CA, May 2, 2008 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, announced today that it has expanded its board of directors from seven to nine directors and has named Reza Meshgin and Donald K. Schwanz as new directors. Mr. Meshgin was recently appointed MFLEX’s chief executive officer.

According to Phil Harding, chairman of MFLEX’s board of directors, with the addition of Meshgin as a director, the company needed to expand the size of the board from seven to nine members so as to maintain a majority of independent directors, in accordance with the company’s bylaws.

Meshgin, who was appointed chief executive officer in March 2008, joined MFLEX in 1989. He was named president and chief operating officer in December 2003 with the expectation that he would ultimately become the company’s CEO. Meshgin succeeded Harding, who had served as MFLEX’s CEO since 1988.

“We believe Reza’s presence on the board of directors as president and chief executive officer is critical, and we also are pleased to have Mr. Schwanz join the board as an additional independent director,” Harding said.

Most recently, Schwanz served from 2002 to 2007 as chairman of CTS Corporation, a leading designer and manufacturer of electronic components and sensors to OEMs in the automotive, computer, communications, medical and industrial markets. In addition, Schwanz served as CTS’ president and chief executive officer between 2001 and 2007. From 1979 to 2000, Schwanz held numerous key management positions at Honeywell, Inc. Most recently he served as president of Honeywell Industrial Controls, a $2.8 billion global business specializing in process control systems. Prior to that, he was president of Honeywell’s Space and Aviation Controls business, the leading global supplier of avionics for commercial and business aircraft. Schwanz began his business career in 1968 with Sperry Univac, Inc., where he held positions in program management, project engineering, sales and sales support. Schwanz is a 1966 graduate of the Massachusetts Institute of Technology where he received his bachelor’s of science degree in mechanical engineering. He received a master’s in business administration from Harvard Business School in 1968.

In March 2008 at the company’s annual meeting of stockholders, Linda Y. C. Lim, Ph.D., was elected to MFLEX’s board as an independent director, replacing another director who did not stand for re-election.

Dr. Lim is a faculty member at the University of Michigan where she has been a professor of strategy at the Stephen M. Ross School of Business since 2001. She is also the director of the Center for Southeast Asian Studies, a member of the executive committees of the Center for International Business Education, the Office of International Programs and the Center for Chinese Studies, and a faculty associate of the Center for Japanese Studies and the Center for South Asian Studies. Dr. Lim also has consulted for many organizations, including various U.S. companies, private think tanks, United Nations agencies and the Organization for Economic Co-operation and Development (OECD). Between January 1998 and August 2006, Dr. Lim was a director of NASDAQ listed Woodhead Industries, an industrial communications provider. She holds a bachelor’s of arts degree in economics from Cambridge University, a master’s of arts degree from Yale University in economics and a doctorate in economics from the University of Michigan.

According to Meshgin, MFLEX also has named Matthew Wolk as vice president corporate development and chief strategy officer. “Mr. Wolk’s responsibilities will include working closely with me and the executive management team to continuously evaluate the company’s business strategy and to ensure MFLEX’s decision making and operations are aligned with our strategic goals and objectives,” he said.

Wolk has significant experience working with domestic and international businesses and has been instrumental in formulating growth strategies, corporate turnarounds, and merger and acquisition planning and integration. Prior to joining MFLEX, Wolk was managing partner of Invigorate Management Consulting, LLC from 2004 to 2008. Earlier, he was a partner in the management consulting firm of A.T. Kearney Inc., and he also held senior executive positions with Royal Philips Electronics NV and Cable & Wireless Plc. Wolk has served as a board member and advisor for several companies. He is currently a mentor in the executive master’s of business administration program at the Paul Merage School of Business at the University of California in Irvine, California.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. The company’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “plan,” “will,” “expect,” “believe,” or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements are disclosed in the company’s SEC reports, including its quarterly report on Form 10-Q for the first quarter of fiscal 2008. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

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